Item 77C - Attachment


                                AMWAY MUTUAL FUND

                       ANNUAL SHAREHOLDER MEETING RESULTS

   At a Special Stockholder's Meeting of the Fund, held on August 30, 1999, in Grand Rapids, Michigan, the new Investment Advisory Contract between the Fund and Activa Asset Management, LLC; the new Sub-Advisory Contract between the Investment Adviser and Ark Asset Management Co., Inc.; new fundamental investment restrictions; a proposal to permit the Investment Adviser to select and contract Sub-Advisers; an amendment to the Agreement and Declaration of Trust to provide for dollar-based voting rights; and the selection of the Fund's independent accountants, were approved. The following is a tabulation of the proxy vote:

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          PROPOSALS                      SHARES FOR                 SHARES AGAINST          SHARES ABSTAIN


 1) Approval of a new Investment         13,143,299.821 (48.13%)    469,403.566 (1.72%)      1,265,348.741 (4.63%)
 Advisory Contract between the
 Fund and Activa Asset
 Management, LLC

 2) Approval of a new Sub-               13,015,744.504 (47.66%)    515,323.480 (1.89%)      1,346,984.144 (4.93%)
 Advisory Contract between
 the Investment Adviser and
 ARK Asset Management Co.

 3) Approval of new fundamental
investment restrictions.

    3A) Pertaining to Diversification    12,684,100.681 (46.44%)    642,878.796 (2.35%)      1,551,072.651 (5.69%)
    of Investments.

    3B) Pertaining to borrowing.         12,490,216.601 (45.74%)    801,047.388 (2.93%)      1,586,788.139 (5.81%)

    3C) Pertaining to investments        12,582,056.428 (46.07%)    693,900.923 (2.54%)      1,602,094.777 (5.87%)
    in real estate.

    3D) Pertaining to commodities.       12,439,194.473 (45.55%)    785,740.751 (2.88%)      1,653,116.904 (6.05%)

    3E) Pertaining to lending.           12,418,785.623 (45.47%)    826,558.452 (3.03%)      1,632,708.053 (5.98%)

    3F) Reclassification of Non-         12,255,514.818 (44.88%)    704,105.348 (2.58%)      1,918,431.962 (7.02%)
    fundamental certain of the
    Fund's present Fundmental
    Restrictions.

 4) Approval of a proproal to            12,076,937.374 (44.22%)    1,255,144.316 (4.60%)    1,545,970.438 (5.66%)
 permit the Investment Advisor,
 in the future, to select and
 contact with Sub-Advisers, for
 the Fund after obtaining the
 approval of the Board of Trustees
 of the Fund, but without
 obtaining shareholder approval.

 5) Approval of an amendment             12,235,105.967 (44.80%)    1,147,997.850 (4.20%)    1,494,948.311 (5.48%)
 to the Agreement and Declaration
 of Trust of Amway Mutual Fund Trust
 to provide for dollar-based Voting
 rights.

 6) Ratification of the selection        13,138,197.609 (48.11%)    275,519.484 (1.01%)      1,464,335.035 (5.36%)
 of the Fund's independent
 accountants.


Total Record date shares were 27,309,983.493, total shares voted were 14,878,052.128, representing 54.48% of the record date shares voted.

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